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Exhibit 10.7

TAX SHARING AGREEMENT
BETWEEN
LIBERTY MEDIA CORPORATION
AND
LIBERTY ENTERTAINMENT, INC.

i

ii

 TAX SHARING AGREEMENT

        THIS TAX SHARING AGREEMENT (this "Agreement") is entered into as of [                        ], between Liberty Media Corporation, a Delaware corporation ("LMC"), and Liberty Entertainment, Inc., a Delaware corporation ("LEI"). Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

RECITALS

        WHEREAS, LEI is a wholly owned subsidiary of LMC; and

        WHEREAS, the Board of Directors of LMC has determined that it would be appropriate and desirable for LMC to separate the LEI Group from the LMC Group; and

        WHEREAS, the Board of Directors of LEI has also approved such transaction; and

        WHEREAS, following the Contribution, LMC intends to distribute its entire interest in the stock of LEI to holders of Liberty Entertainment Common Stock (the "Distribution"), in what is intended to qualify as a tax-free transaction described under Sections 368(a), 355, and 361 of the Code; and

        WHEREAS, the parties set forth in the Reorganization Agreement the principal arrangements between them regarding the separation of the LEI Group from the LMC Group; and

        WHEREAS, LMC, LEI, Holdings, Merger Sub One, Merger Sub Two and DTV have entered into the Merger Agreement; and

        WHEREAS, pursuant to the Malone Agreement and the Merger Agreement, provided that the conditions set forth in the Malone Agreement and the Merger Agreement have been satisfied (or if permitted, waived), following the Distribution, (i) the Malone Contribution will occur, and (ii) Merger Sub One, a direct wholly-owned Subsidiary of Holdings, will merge with and into DTV, with DTV as the surviving corporation (the "DTV Merger") and following the DTV Merger, DTV will be a wholly-owned Subsidiary of Holdings; and

        WHEREAS, immediately following the DTV Merger, Merger Sub Two will merge with and into LEI, with LEI as the surviving corporation (the "LEI Merger") and following the LEI Merger, LEI will be a wholly-owned direct Subsidiary of Holdings; and

        WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, LMC and LEI hereby agree as follows:

        SECTION 1.    Definition of Terms.    For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

        "Affiliate" means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For the avoidance of doubt, (v) neither DTV nor any of its Subsidiaries will be treated as Affiliates of any party hereto or any member of such party's Group during any period in which (1) such party beneficially owns less than 50% of the outstanding common stock of DTV or (2) if such party beneficially owns 50% or more of the outstanding common stock of DTV, such party's right to vote such shares of common stock of DTV in its sole discretion is restricted or limited pursuant to any agreement or arrangement to which DTV or any of its Subsidiaries is a party, including the Letter Agreement, dated as of May 6, 2008, by and among DTV, LMC, Greenlady Corp. and Greenlady II, LLC; (w) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Affiliates of any member of the LMC Group or the LEI Group; (x) Game Show Network, LLC and its Subsidiaries will be treated as Affiliates of LEI; (y) no member of the LEI Group will be treated as an Affiliate of any member of the LMC Group; and (z) no member of the LMC Group will be treated as an Affiliate of any member of the LEI Group.

        "Agreement" has the meaning set forth in the preamble hereof.

        "business day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York or London, England are authorized or required by law or executive order to close.

        "Closing of the Books Method" means the apportionment of items between portions of a Taxable period based on a closing of the books and records as of the end of the day on the Distribution Date (as if the Distribution Date were the end of the Taxable period), provided that any items not susceptible to such apportionment shall be apportioned pro rata on the basis of elapsed days during the relevant portion of the Taxable period.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

        "Combined Return" means a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the LMC Group and one or more members of the LEI Group.

        "Company" means LMC or LEI, as the context requires.

        "Compensatory Equity Interests" means options, stock appreciation rights, restricted stock, stock units or other rights with respect to LMC stock or LEI Stock that are granted on or prior to the Distribution Date by LMC, LEI or any of their respective Subsidiaries (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, stock units or other rights issued in substitution for any of the foregoing by reason of the Malone Contribution or the LEI Merger or any other LEI Transaction) in connection with employee or director compensation or other employee benefits.

        "Contribution" means the contribution by Liberty Media LLC, a Delaware limited liability company, to LEI of its entire interest in each of Liberty Genius, Inc., Liberty Freedom, LLC, Greenlady Corp. and LDIG, LLC, and the full amount of any intercompany receivable due to LMC from LDIG Gamenet, LLC.

        "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

        "Delaware Chancery Court" has the meaning set forth in Section 8.4.

        "Disclosing Party" has the meaning set forth in Section 6.3.

        "Distribution" has the meaning set forth in the recitals hereof.

        "Distribution Date" means the date on which the Distribution occurs.

        "DTV" means The DIRECTV Group, Inc., a Delaware corporation.

        "DTV Merger" has the meaning set forth in the recitals hereto.

        "Due Date" has the meaning set forth in Section 4.3.

        "Effective Time" means the time at which the Distribution is effected on the Distribution Date.

        "Employing Party" has the meaning set forth in Section 3.4(d)(i).

        "Final Determination" means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law.

        "Group" means the LMC Group or the LEI Group, as the context requires.

        "Holdings" means DIRECTV, a Delaware corporation and a direct wholly-owned subsidiary of DTV.

        "Income Tax" means all Taxes (i) based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits (including any capital gains Tax, minimum Tax based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits, any Tax on items of Tax preference and depreciation recapture or clawback, but not including sales, use, real or personal property, gross or net receipts, gross profits, transfer and similar Taxes), (ii) imposed by a foreign country which qualify under Section 903 of the Code or (iii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Taxes may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

        "Interest Rate" means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The "Rate," means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined at approximately 11:00 a.m., London time, two London business days before the first Interest Rate Determination Date equal to the greater of: (x) the sum of (i) the six month dollar LIBOR rate as displayed on page "LR" of Bloomberg (or such other appropriate page as may replace such page), plus (ii) 2%, and (y) the interest rate that would be applicable at such time to a "large corporate underpayment" (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

        "Interest Rate Determination Date" means the Due Date and each March 31, June 30, September 30 and December 31 thereafter.

        "IRS" means the Internal Revenue Service.

        "IRS Submissions" means the Ruling Request, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

        "issuing corporation" has the meaning set forth in Section 3.4(d)(ii).

        "LDIG Gamenet Restructuring" means the transactions contemplated by Step 8 of the Restructuring Plan attached as Schedule 1.1 to the Reorganization Agreement.

        "LEI" has the meaning set forth in the preamble hereof.

        "LEI Asset Successor" has the meaning set forth in Section 8.8(b).

        "LEI Group" means (x) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, LEI and each of its Subsidiaries at the Effective Time; and (y) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, LEI and each Subsidiary of LEI (but only while such Subsidiary is a Subsidiary of LEI).

        "LEI Indemnitees" has the meaning set forth in Section 7.2.

        "LEI Merger" has the meaning set forth in the recitals hereto.

        "LEI Stock" means the Series A LEI common stock, par value $.01 per share, the Series B LEI common stock, par value $.01 per share, and if and when issued, the Series C LEI common stock, par value $.01 per share, and any series or class of stock into which the Series A, Series B, or Series C LEI common stock is redesignated, reclassified, converted or exchanged following the Effective Time (including stock of Holdings pursuant to the Malone Contribution and the LEI Merger).

        "LEI Successor" has the meaning set forth in Section 8.8(b).

        "LEI Successor Entity" has the meaning set forth in Section 8.8(b).

        "LEI Successor Parent" has the meaning set forth in Section 8.8(b).

        "LEI Transaction" means the LEI Merger and any other asset transfer, business combination or other transaction described in Section 8.8(b) pursuant to which any Person becomes an LEI Successor.

        "Liberty Entertainment Common Stock" means the Series A Liberty Entertainment common stock, par value $.01 per share, and the Series B Liberty Entertainment common stock, par value $.01 per share.

        "LMC" has the meaning set forth in the preamble hereof.

        "LMC Group" means LMC and each Subsidiary of LMC (but only while such Subsidiary is a Subsidiary of LMC) other than any Person that is a member of the LEI Group (but only during the period such Person is treated as a member of the LEI Group).

        "LMC Indemnitees" has the meaning set forth in Section 7.3.

        "LMC Section 355(e) Event" means the application of Section 355(e) of the Code to the Distribution as a result of the Distribution being "part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest" in LMC (within the meaning of Section 355(e) of the Code).

        "Losses" means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that "Losses" shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

        "Malone Agreement" has the meaning given to such term in the Merger Agreement.

        "Malone Contribution" has the meaning given to such term in the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of May 3, 2009, by and among LMC, LEI, Holdings, Merger Sub One, Merger Sub Two and DTV.

        "Merger Agreement Date" means the date of execution of the Merger Agreement.

        "Merger Effective Time" has the meaning given to such term in the Merger Agreement.

        "Merger Sub One" means DTVG One, Inc., a Delaware corporation and a direct wholly-owed Subsidiary of Holdings.

        "Merger Sub Two" means DTVG Two, Inc., a Delaware corporation and a direct wholly-owed Subsidiary of Holdings.

        "News" means News Corporation, a Delaware corporation.

        "News Distributions" means "Distribution 1," "Distribution 2," "Distribution 3," "Distribution 4," and "Distribution 5," in each case as defined in the News Rulings.

        "News IRS Submissions" means the News Ruling Requests, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the News Rulings.

        "News Tax-Related Losses" mean any Losses resulting from the failure of any of the News Transactions to qualify (i) as a tax-free transaction described under Sections 368(a), 355 and/or 361 of the Code, as applicable, or (ii) in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to News, each of its Subsidiaries immediately prior to the News Transactions, LMC and each of its Subsidiaries on February 27, 2008.

        "News Opinions" means the tax opinion delivered by Baker Botts L.L.P. to LMC, and the tax opinion delivered by Skadden, Arps, Slate, Meagher & Flom LLP to News, in connection with the News Transactions.

        "News Ruling Requests" means the requests for rulings, dated February 26, 2007 and March 20, 2007, filed by News and LMC with the IRS in connection with the News Transactions.

        "News Rulings" means PLR 200812003 that was issued to News on September 25, 2007 and PLR 200812004 that was issued to LMC on September 25, 2007.

        "News Tax Materials" means (i) the News Rulings, (ii) each News IRS Submission, (iii) the representation letters delivered by LMC to Baker Botts L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP in connection with the delivery of the News Opinions, and (iv) any other materials delivered by LMC in connection with the rendering by Baker Botts L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP of the News Opinions or the issuance by the IRS of the News Rulings.

        "News Transactions" means "Contribution 1," "Contribution 2," and "Contribution 3," in each case as defined in the News Rulings, and each of the News Distributions.

        "News Transaction Taxes" means any Taxes resulting from the News Transactions.

        "Non-Preparer" means the Company that is not responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

        "Payment Date" means (x) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

        "Person" means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

        "Post-Distribution Period" means any Tax Year or other Taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

        "Pre-Distribution Period" means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

        "Preparer" means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

        "Receiving Party" has the meaning set forth in Section 6.3.

        "Reorganization Agreement" means the Reorganization Agreement between LMC and LEI dated                                    , 2009.

        "Requesting Party" has the meaning set forth in Section 5.2(a).

        "Restructuring" has the meaning assigned to such term in the Reorganization Agreement.

        "Ruling" means [PLR                        ] that was issued to LMC on [                        ].

        "Ruling Request" means the request for rulings, dated January 16, 2009, filed by LMC with the IRS in connection with the Distribution, as the same shall have been amended or supplemented.

        "Separate Return" means (a) in the case of any Tax Return required to be filed by any member of the LMC Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the LEI Group, and (b) in the case of any Tax Return required to be filed by any member of the LEI Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the LMC Group.

        "Straddle Period" means any Taxable period commencing on or prior to, and ending after, the Distribution Date.

        "Subsidiary" when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For purposes of the foregoing, (x) neither DTV nor any of its Subsidiaries will be treated as Subsidiaries of any party hereto during any period in which (1) such party beneficially owns less than 50% of the outstanding common stock of DTV or (2) if such party beneficially owns 50% or more of the outstanding common stock of DTV, such party's right to vote such shares of common stock of DTV in its sole discretion is restricted or limited pursuant to any agreement or arrangement to which DTV or any of its Subsidiaries is a party, including the Letter Agreement, dated as of May 6, 2008, by and among DTV, LMC, Greenlady Corp. and Greenlady II, LLC; and (y) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Subsidiaries of LMC.

        "Supplemental IRS Submissions" means any request for a Supplemental Ruling, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

        "Supplemental Ruling" means any private letter ruling obtained by LMC or LEI from the IRS which supplements or otherwise modifies the Ruling.

        "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

        "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

        "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

        "Tax Counsel" means Skadden, Arps, Slate, Meagher & Flom LLP.

        "Tax Item" means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

        "Tax Law" means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

        "Tax Materials" means (i) the Ruling and each Supplemental Ruling issued by the IRS in connection with the Distribution, (ii) each IRS Submission and Supplemental IRS Submission, (iii) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinions, and (iv) any other materials delivered or deliverable by LMC, LEI and others in connection with the rendering by Tax Counsel of the Tax Opinions or the issuance by the IRS of any Ruling or Supplemental Ruling.

        "Tax Matters Agreement" means the Tax Matters Agreement entered into as of December 22, 2006, by and among News and LMC.

        "Tax Opinions" means the opinions to be delivered by Tax Counsel to LMC and LEI in connection with the Distribution to the effect that (i) the Contribution and the Distribution will qualify as a tax-free transaction described under Sections 368(a) and 355 of the Code to LMC and the holders of Liberty Entertainment Common Stock (except, in the case of the holders of Liberty Entertainment Common Stock, with respect to cash received in lieu of fractional shares), and (ii) the Distribution will not affect the tax-free treatment under Sections 368(a) and/or 355 of the Code of, and will not cause Section 355(e) of the Code to apply to, any of the News Distributions.

        "Tax Records" means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

        "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

        "Tax Year" means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

        "Third Party Claim" has the meaning set forth in Section 7.8.

        "Transaction Taxes" means any Taxes resulting from the Restructuring and the Distribution, other than (i) Transfer Taxes, and (ii) subject to the following proviso, any Taxes attributable to "deferred intercompany transactions" or "excess loss accounts" (as those terms are defined by Treasury Regulations); provided that, Transaction Taxes shall include Taxes attributable to "deferred intercompany transactions" or "excess loss accounts" that are created as a result of the transactions comprising the Restructuring.

        "Transaction Tax-Related Losses" means any Losses resulting from the failure of (i) the LDIG Gamenet Restructuring to qualify as a tax-free reorganization under Section 368(a) of the Code, (ii) the Restructuring to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to LMC, LEI and each of their respective Subsidiaries immediately prior to the Distribution, (iii) the Contribution and Distribution to qualify as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code, or (iv) the Contribution and Distribution to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to LMC, LEI, each of their respective Subsidiaries at the Effective Time, and the holders of Liberty Entertainment Common Stock that receive stock of LEI in the Distribution (except with respect to cash received in lieu of fractional shares).

        "Transfer Taxes" means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party hereto or any of its Affiliates in connection with the Restructuring or the Distribution.

        "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

        SECTION 2.    Allocation of Taxes and Tax-Related Losses

        2.1    Allocation of Taxes.    Except as provided in Section 2.2 (Special Rules) and Section 3.4(d) (Compensatory Equity Interests), Taxes shall be allocated as follows:

          (a)    Combined Returns.

            (i)    Allocation of Taxes for Combined Returns.    LMC shall be allocated: (A) all Taxes that are attributable to members of the LMC Group and reported on, or required to be reported on, a Combined Return; and (B) all Taxes that are attributable to members of the LEI Group for the Pre-Distribution Period and reported on, or required to be reported on, a Combined Return. LEI shall be allocated all Taxes that are attributable to members of the LEI Group for the Post-Distribution Period and reported on, or required to be reported on, a Combined Return.

            (ii)    Transactions Occurring on the Distribution Date.    Notwithstanding the provisions of Section 2.1(a)(i) (but subject to the provisions of Section 2.2), Taxes attributable to any transaction or action taken by or with respect to any member of the LEI Group outside the ordinary course of business before the Distribution on the Distribution Date shall be allocated to the Pre-Distribution Period, and Taxes attributable to any transaction or action taken by or with respect to any member of the LEI Group outside the ordinary course of business after the Distribution on the Distribution Date shall be allocated to the Post-Distribution Period.

          (b)    Separate Returns.

            (i)    LEI Separate Returns.    LEI shall be allocated all Taxes that are attributable to members of the LEI Group and reported on, or required to be reported on, a Separate Return that is required to be filed by a member of the LEI Group.

            (ii)    LMC Separate Returns.    LMC shall be allocated all Taxes that are attributable to members of the LMC Group and reported on, or required to be reported on, a Separate Return that is required to be filed by a member of the LMC Group.

          (c)    Taxes Not Reported on Tax Returns.    LEI shall be allocated any Tax attributable to members of the LEI Group that is not required to be reported on a Tax Return, and LMC shall be allocated any Tax attributable to members of the LMC Group that is not required to be reported on a Tax Return.

        2.2    Special Rules.

          (a)    Transaction Taxes and Transaction Tax-Related Losses.    Notwithstanding any other provision in this Section 2:

            (i)    LEI shall be allocated all Transaction Taxes and Transaction Tax-Related Losses other than any Transaction Taxes and Transaction Tax-Related Losses allocated to LMC pursuant to clause (ii) of this Section 2.2(a).

            (ii)   LMC will be allocated any Transaction Taxes (including corresponding state and local Taxes) and Transaction Tax-Related Losses that (x) result primarily from, individually or in the aggregate, any breach by LMC of any of its covenants set forth in Section 7.1 hereof, (y) result from the Liberty Entertainment Common Stock not being treated as stock of LMC for U.S. federal income tax purposes, or (z) result from a LMC Section 355(e) Event.

          (b)    News Transaction Taxes and News Tax-Related Losses.    Notwithstanding any other provision in this Section 2:

            (i)    LMC will be allocated all News Transaction Taxes and News Tax-Related Losses other than any News Transaction Taxes and News Tax-Related Losses allocated to LEI pursuant to clause (ii) of this Section 2.2(b).

            (ii)   LEI shall be allocated any News Transaction Taxes (including corresponding state and local Taxes) and News Tax-Related Losses that (x) result primarily from, individually or in the aggregate, any breach by LEI of any of its covenants set forth in Section 7.1 hereof, or (y) result from Section 355(e) of the Code applying to any of the News Transactions as a result of the Distribution, actions taken by LEI or its Subsidiaries following the Effective Time, or any change in ownership (by vote or value) of LEI Stock following the Effective Time, except to the extent that such News Transaction Taxes and News Tax-Related Losses result primarily from, individually or in the aggregate, any breach by LMC of any of its covenants set forth in Section 7.1 hereof.

          (c)    Transfer Taxes.    Notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated 50% to LEI and 50% to LMC.

        2.3    Tax Payments.    Each Company shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company (or, with respect to News Transaction Taxes, to the applicable Tax Authority or News) in accordance with Section 4 and the other applicable provisions of this Agreement.

        SECTION 3.    Preparation and Filing of Tax Returns.

        3.1    Combined Returns.

          (a)    Preparation of Combined Returns.    LMC shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Year.

        3.2    Separate Returns.

          (a)    Tax Returns to be Prepared by LMC.    LMC shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the LMC Group for any Tax Year.

          (b)    Tax Returns to be Prepared by LEI.    LEI shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the LEI Group for any Tax Year.

        3.3    Provision of Information.

          (a)   LMC shall provide to LEI, and LEI shall provide to LMC, any information about members of the LMC Group or the LEI Group, respectively, that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

          (b)   If a member of the LEI Group supplies information to a member of the LMC Group, or a member of the LMC Group supplies information to a member of the LEI Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer's knowledge, the accuracy of the information so supplied.

        3.4    Special Rules Relating to the Preparation of Tax Returns.

          (a)    In General.    All Tax Returns that include any members of the LEI Group or LMC Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Ruling Request, the Ruling, and the Tax Opinions. Except as otherwise set forth in this Agreement, all Tax Returns for which LMC is responsible under Section 3.1 shall be prepared in accordance with elections, Tax accounting and other practices used with respect to such Tax Returns filed prior to the Merger Agreement Date (unless such past practices are not permissible under applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in accordance with reasonable practices selected by LMC with the consent, not to be unreasonably withheld or delayed, of LEI, unless (i) (w) the use of such election, Tax accounting or other practice proposed to be used by LMC, relates to Fox Sports Net Rocky Mountain, LLC, Fox Sports Net Northwest, LLC, or Fox Sports Net Pittsburgh, LLC, (x) LMC uses the same election, Tax accounting or other practice for the same item on the same Tax Return with respect to a member of the LMC Group, (y) no principal purpose for the use of such election, Tax accounting or other practice proposed to be used by LMC is to defer any income or gain into the Post-Distribution Period or to accelerate any item of deduction or credit into the Pre-Distribution Period, and (z) the use of such election, Tax accounting or other practice proposed to be used by LMC would not reasonably be expected to result in a material increase in the amount of Taxes or Losses for which LEI may be responsible under this Agreement, (ii) the use of such election, accounting or other practice proposed to be used by LMC would not reasonably be expected to result in more than a de minimis increase in the amount of Taxes or Losses for which LEI or its Affiliates may be responsible under this Agreement, (iii) otherwise required as a result of a Final Determination, or (iv) LMC indemnifies LEI and the members of the LEI Group for any additional amount for which they may be liable as a result. For the avoidance of doubt, LMC shall not make any election to apply Treasury Regulation Section 1.1502-76(b)(2).

          (b)    LEI Tax Returns.    With respect to any Separate Return for which LEI is responsible pursuant to Section 3.2(b), LEI and the other members of the LEI Group must allocate Tax Items between such Separate Return for which LEI is responsible pursuant to Section 3.2(b) and any related Combined Return for which LMC is responsible pursuant to Section 3.1 that are filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on the related Combined Return for which LMC is responsible pursuant to Section 3.1.

          (c)    Election to File Consolidated, Combined or Unitary Tax Returns.    LMC shall have the sole discretion of filing any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

          (d)    Compensatory Equity Interests.

            (i)    Deductions Related to Compensatory Equity Interests.    To the extent permitted by applicable Tax Law, Income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Compensatory Equity Interests held by any Person shall be claimed (A) in the case of an active employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an employee or former employee of a member of either Group), (x) solely by the LEI Group, if (i) such Income Tax deductions arise with respect to LEI Stock (or any options, stock appreciation rights, restricted stock, stock units or other rights with respect thereto) and (ii) such Person is or was a director of any member of the LEI Group at any time following the Distribution Date, and (y) solely by the LMC Group in all other cases (the party whose Group is described in (A), (B), or (C), the "Employing Party").

            (ii)    Withholding and Reporting.    For any Tax Year (or portion thereof), the Employing Party shall (A) satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to the issuance, exercise, vesting or settlement of Compensatory Equity Interests and (B) satisfy, or cause to be satisfied, all liabilities for Taxes imposed in connection with such issuance, exercise, vesting or settlement (including the employer portion of any employment taxes); provided that, (x) in the event Compensatory Equity Interests are settled by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the "issuing corporation") and the issuing corporation is not a member of the same Group as the Employing Party, the issuing corporation shall promptly remit to the Employing Party an amount of cash equal to the amount required to be withheld in respect of any withholding Taxes, and (y) the Employing Party shall not be liable for failure to remit to the applicable Tax Authority any amount required to have been withheld from the recipient of the Compensatory Equity Interest in connection with such issuance, exercise, vesting or settlement, except to the extent that the issuing corporation shall have remitted such amount to the Employing Party. LMC shall promptly notify LEI, and LEI shall promptly notify LMC, regarding the exercise of any option or the issuance, vesting, exercise or settlement of any other Compensatory Equity Interest to the extent that, as a result of such issuance, exercise, vesting or settlement, any other party may be entitled to a deduction or required to pay any Tax, or such information otherwise may be relevant to the preparation of any Tax Return or payment of any Tax by such other party or parties.

            (iii)    LMC Employees.    For purposes of this Section 3.4(d), (x) if an officer or employee is on the payroll of LMC or any member of the LMC Group for any Tax Year (or portion thereof), then such officer or employee will exclusively be considered to be an employee of LMC (or the applicable member of the LMC Group) for such Tax Year (or portion thereof); and (y) if a Person is an officer or employee of LMC (or any member of the LMC Group) immediately prior to an LEI Transaction and ceases to be an officer or employee of LMC and each other member of the LMC Group as a result of an LEI Transaction, or the LMC Group was the last Group to employ such Person immediately prior to an LEI Transaction, then such Person will exclusively be considered to be an employee of LMC (or the applicable member of the LMC Group) on the date the LEI Transaction is effected (regardless of whether such Person becomes an officer or employee of the LEI Group as a result of the LEI Transaction). For the avoidance of doubt the foregoing shall not apply to determine the status of any employee or officer of a member of the LEI Group for any period after the date of the LEI Merger. If following the LEI Merger, (x) an officer or employee is on the payroll of both LMC or any member of the LMC Group and LEI or any member of the LEI Group, or (y) a Person is an officer or employee of both LMC (or any member of the LMC Group) and LEI (or any member of the LEI Group), then such Person will be treated as an employee of both LMC and LEI and any Income Tax deductions referred to in Section 3.4(d)(i) shall be allocated between the LMC Group and the LEI Group based on the respective number of hours such Person spends providing services for LMC (or any member of the LMC Group) and the number of hours such Person spends providing services for LEI (or any member of the LEI Group); provided, however, that for purposes of the foregoing, a Person will not be considered to be an officer or employee on the payroll of, or an officer or employee of, LEI (or any member of the LEI Group) solely by reason of holding the position of (or performing services as) the Chairman of the Board of Directors of any member of the LEI Group or the receipt of compensation in connection therewith.

        3.5    Refunds, Credits or Offsets.

          (a)   Except as otherwise contemplated by this Section 3.5 or Section 3.6, any refunds, credits or offsets with respect to Taxes of any member of (i) the LMC Group that were reported on any Combined Return shall be for the account of LMC, (ii) the LEI Group that were reported on any Combined Return and are attributable to the Pre-Distribution Period shall be for the account of LMC, (iii) the LEI Group that were reported on any Combined Return and are attributable to the Post-Distribution Period shall be for the account of LEI, (iv) the LMC Group that were reported on any Separate Return required to be filed by a member of the LMC Group shall be for the account of LMC, and (v) the LEI Group that were reported on any Separate Return required to be filed by a member of the LEI Group shall be for the account of LEI.

          (b)   Notwithstanding Section 3.5(a), (i) any refunds, credits or offsets with respect to Taxes, including Transaction Taxes and News Transaction Taxes, allocated to, and actually paid by, LMC pursuant to this Agreement shall be for the account of LMC, and (ii) any refunds, credits or offsets with respect to Taxes, including Transaction Taxes and News Transaction Taxes, allocated to, and actually paid by, LEI pursuant to this Agreement shall be for the account of LEI.

          (c)   LMC shall forward to LEI, or reimburse LEI for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of LEI within five business days from receipt thereof by LMC or any of its Affiliates. LEI shall forward to LMC, or reimburse LMC for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of LMC within five business days from receipt thereof by LEI or any of its Affiliates. Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the five business day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliates) through and including the date of payment at the Interest Rate (treating the date received as the Due Date for purposes of determining such Interest Rate). If, subsequent to a Tax Authority's allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.5 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

        3.6    Carrybacks.    To the extent permitted by applicable Tax Law, LEI and its Affiliates shall waive the right to carryback any Tax attribute of the members of the LEI Group arising in a Post-Distribution Period to a Pre-Distribution Period. If and to the extent that LEI or any of its Affiliates is not permitted by applicable Tax Law to elect to forego such carryback and LEI requests in writing that LMC or any of its Affiliates obtain a refund, credit or offset of Taxes with respect to such carryback, and provided that LMC or any of its Affiliates would not otherwise be required to forego a refund, credit or offset of Taxes for its own account or otherwise be adversely affected as a result of such carryback, then (i) LMC (or its Affiliate) shall take all reasonable measures to obtain a refund, credit or offset of Tax with respect to such carryback (including by filing an amended Tax Return), and (ii) to the extent that LMC or any of its Affiliates receives any refund, credit or offset of Taxes attributable (on a last dollar basis) to such carryback, LMC shall pay such refund, credit or offset, plus any interest received thereon, to LEI within five business days from receipt thereof by LMC or any of its Affiliates; provided, however, that LMC shall be entitled to reduce the amount of any such refund, credit or offset for its reasonable out-of-pocket costs and expenses incurred in connection therewith and any Taxes incurred with respect to the receipt or accrual thereof; and provided further, that LEI, upon the request of LMC, agrees to repay such refund, credit or offset, plus any interest received thereon and net of Taxes, to LMC in the event, and to the extent, that LMC is required to repay such refund, credit or offset, plus any interest received thereon, to a Tax Authority.

        3.7    Amended Returns.    Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the LEI Group may be made only by the Company (or its Affiliates) responsible for preparing the original Tax Return with respect to such member pursuant to Sections 3.1 and 3.2. Such Company (or its Affiliates) shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof) by more than a de minimis amount; provided, however, that such consent need not be obtained if the Company filing the amended Tax Return agrees to indemnify the other Company for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, such other Company as a result of the filing of such amended Tax Return.

        SECTION 4.    Tax Payments.

        4.1    Payment of Taxes to Tax Authority.    LMC shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2, and LEI shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2.

        4.2    Indemnification Payments.

          (a)    Tax Payments Made by the LMC Group.    If any member of the LMC Group is required to make a payment to a Tax Authority for Taxes allocated to LEI under this Agreement, LEI will pay the amount of Taxes allocated to it to LMC not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

          (b)    Tax Payments Made by the LEI Group.    If any member of the LEI Group is required to make a payment to a Tax Authority for Taxes allocated to LMC under this Agreement, LMC will pay the amount of Taxes allocated to it to LEI not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

        4.3    Interest on Late Payments.    Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five business days after demand for payment is made (the "Due Date") shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.

        4.4    Tax Consequences of Payments.    For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution. If the receipt or accrual of any indemnity payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income. To the extent that Taxes for which any party hereto (the indemnifying party) is required to pay another party (the indemnified party) pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the indemnified party by the indemnifying party shall be decreased by taking into account any resulting reduction in other Taxes of the indemnified party. If such a reduction in Taxes of the indemnified party occurs following the payment made to the indemnified Party with respect to the relevant indemnified Taxes, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized. If the Tax benefit arising from the foregoing reduction of Taxes described in this Section 4.4 is subsequently decreased or eliminated, then the indemnifying party shall promptly pay the indemnified party the amount of the decrease in such Tax benefit.

        SECTION 5.    Assistance and Cooperation.

        5.1    Cooperation.    In addition to the obligations enumerated in Sections 3.3 and 7.7, LMC and LEI will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

        5.2    Supplemental Rulings.

          (a)   Each of the parties agrees that, at the reasonable request of another party (the "Requesting Party"), LMC and LEI shall (and shall cause each member of its Group) to cooperate and use reasonable best efforts to obtain, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS. Notwithstanding the foregoing, LMC shall not be required to file any Supplemental IRS Submission unless LEI represents to LMC that (i) it has reviewed the Supplemental IRS Submission, and (ii) all information and representations, if any, relating to any member of the LEI Group and their Affiliates contained in the Supplemental IRS Submission are true, correct and complete in all material respects. The Requesting Party shall reimburse the other parties for all reasonable out-of-pocket costs and expenses incurred by such parties or their Affiliates in connection with obtaining or requesting such Supplemental Ruling within five business days after receiving an invoice from such party therefor.

          (b)   LMC shall provide LEI with a reasonable opportunity to review and comment on each Supplemental IRS Submission to be filed by LMC prior to the filing of such Supplemental IRS Submission with the IRS, and LEI shall provide LMC with a reasonable opportunity to review and comment on each Supplemental IRS Submission to be filed by LEI prior to the filing of such Supplemental IRS Submission with the IRS. No Supplemental IRS Submission shall be filed by LEI with the IRS unless, prior to such filing LMC shall have agreed as to the contents of such Supplemental IRS Submission to the extent that the Supplemental IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of any member of the LMC Group or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, any member of the LMC Group or any of their Affiliates; provided, however, that if the IRS requests same-day filing of a Supplemental IRS Submission that does not include any material issue or statement, then LEI is required only to make a good faith effort to notify LMC's representatives and to give such representatives an opportunity to review and comment on such Supplemental IRS Submission prior to filing it with the IRS. No Supplemental IRS Submission shall be filed by LMC with the IRS unless, prior to the filing, LEI shall have agreed as to the contents of such Supplemental IRS Submission to the extent that the Supplemental IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of any member of the LEI Group or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, any member of the LEI Group or any of their Affiliates; provided, however, that if the IRS requests same-day filing of a Supplemental IRS Submission that does not include any material issue or statement, then LMC is required only to make a good faith effort to notify LEI's representatives and to give such representatives an opportunity to review and comment on such Supplemental IRS Submission prior to filing it with the IRS. Each Company (or its representatives) shall provide the other Company (or its representatives) with copies of each Supplemental IRS Submission filed with the IRS promptly following the filing thereof. Neither Company nor its representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to any Supplemental Ruling, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying the other Company (or its representatives) and giving the other Company (or its representatives) a reasonable opportunity to participate, and a reasonable number of such Company's representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed; provided, however, that in the case of communications concerning a Supplemental Ruling that occur during an unscheduled conference initiated by the IRS or a conference initiated by a Company or its representatives for a purpose unrelated to a Supplemental Ruling in connection with which it is not reasonably practicable to provide to the other Company or its representatives advance notice and an opportunity to participate, such Company (or its representatives) shall promptly update the other Company and its representatives as to the content of such communications. Each Company shall promptly provide the other Company (or its representatives) with copies of any correspondence received by such Company (or its representatives) from the IRS relating to any Supplemental Ruling.

        SECTION 6.    Tax Records.

        6.1    Retention of Tax Records.    Each of LMC and LEI shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

        6.2    Access to Tax Records.    LEI shall make available, and cause its Subsidiaries to make available, to members of the LMC Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the LMC Group or any of their Affiliates or with respect to an audit or litigation by a Tax Authority of such return. LMC shall make available, and cause its Subsidiaries to make available, to members of the LEI Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the LEI Group or any of their Affiliates or with respect to an audit or litigation by a Tax Authority of such return.

        6.3    Confidentiality.    Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one party (the "Disclosing Party") shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the "Receiving Party") and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

        6.4    Delivery of Tax Records.    On or before the Distribution Date, LMC shall provide to LEI (to the extent not previously provided or held by any member of the LEI Group on the Distribution Date) copies of (i) the Separate Returns of any member of the LEI Group, (ii) the relevant portions of any other Tax Returns with respect to any member of the LEI Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the LEI Group, or to defend or contest Tax matters relevant to the members of the LEI Group, including in each case, all Tax Records related to Tax attributes of the members of the LEI Group and any and all communications or agreements with, or rulings by, any Tax Authority with respect to any member of the LEI Group.

        SECTION 7.    Restriction on Certain Actions of LMC and LEI; Indemnity.

        7.1    Restrictive Covenants.

          (a)    General Restrictions.    Following the Effective Time, LEI shall not, and shall cause the members of the LEI Group and their Affiliates not to, and LMC shall not, and shall cause the members of the LMC Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with the LDIG Gamenet Restructuring qualifying, or would preclude the LDIG Gamenet Restructuring from qualifying, as a tax-free reorganization under Section 368(a) of the Code, (ii) would cause LMC or any Subsidiary of LMC immediately prior to the Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the Restructuring for U.S. federal income tax purposes, (iii) would be inconsistent with the Contribution and Distribution qualifying, or would preclude the Contribution and Distribution from qualifying, as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code, (iv) would cause LMC, LEI, any of their respective Subsidiaries at the Effective Time, or the holders of Liberty Entertainment Common Stock that receive stock of LEI in the

  Distribution, to recognize gain or loss, or otherwise include any amount in income, as a result of the Contribution and/or the Distribution for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares), (v) would be inconsistent with the News Transactions qualifying, or would preclude the News Transactions from qualifying, as tax-free transactions described under Sections 368(a), 355 and/or 361 of the Code, as applicable, or (vi) would cause News, any Subsidiary of News immediately prior to any of the News Transactions, LMC or any of its Subsidiaries on February 27, 2008 to recognize gain or loss, or otherwise include any amount in income, as a result of the News Transactions for U.S. federal income tax purposes.

          (b)    Restricted Actions.    Without limiting the provisions of Section 7.1(a) hereof, following the Effective Time, LEI shall not, and shall cause the members of the LEI Group not to, and LMC shall not, and shall cause the members of the LMC Group not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with, or would cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials or the News Tax Materials, or (ii) would be inconsistent with, or would cause LMC to be in breach of, any representation or covenant made in the Tax Matters Agreement.

          (c)    Reporting.    Unless and until there has been a Final Determination to the contrary, each party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise for Tax purposes (in each case, excluding any position taken for financial accounting purposes) that is inconsistent with the Ruling or the Tax Opinions.

        7.2    LMC Indemnity.    LMC agrees to indemnify and hold harmless each member of the LEI Group and their respective directors, officers, employees, agents, successors and assigns (the "LEI Indemnitees") from and against any and all (without duplication) (a) Taxes allocated to LMC pursuant to Section 2.1, (b) liabilities of the members of the LEI Group for Taxes of any Person (other than any member of the LEI Group) as a result of such member being, or having been, on or before the Distribution Date, a member of an affiliated, consolidated, combined or unitary group, pursuant to Treasury Regulations Section 1.1502-6 or any other provision of federal, state, local or foreign Tax Law, (c) Transaction Taxes and Transaction Tax-Related Losses allocated to LMC pursuant to Section 2.2, (d) News Transaction Taxes and News Tax-Related Losses allocated to LMC pursuant to Section 2.2, (e) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by LMC contained in this Agreement, (f) Transfer Taxes allocated to LMC pursuant to Section 2.2, and (g) reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses incurred in connection with the items described in clauses (a) through (f); provided, however, that notwithstanding clauses (a), (b), (e) and (g) of this Section 7.2, LMC shall not be responsible for, and shall have no obligation to indemnify or hold harmless any LEI Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, News Transaction Taxes or News Tax-Related Losses that are allocated to LEI pursuant to Section 2.2, or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by LEI contained in this Agreement.

        7.3    LEI Indemnity.    LEI agrees to indemnify and hold harmless each member of the LMC Group and their respective directors, officers, employees, agents, successors and assigns (the "LMC Indemnitees") from and against any and all (without duplication) (a) Taxes allocated to LEI pursuant to Section 2.1, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to LEI pursuant to Section 2.2, (c) News Transaction Taxes and News Tax-Related Losses allocated to LEI pursuant to Section 2.2, (d) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by LEI contained in this Agreement, (e) Transfer Taxes allocated to LEI pursuant to Section 2.2, and (f) reasonable out-of-pocket legal, accounting and other advisory and court fees incurred in connection with the items described in clauses (a) through (e); provided, however, that notwithstanding clauses (a), (d) and (f) of this Section 7.3, LEI shall not be responsible for, and shall have no obligation to indemnify or hold harmless any LMC Indemnitee for,

(x) any Transaction Taxes, Transaction Tax-Related Losses, News Transaction Taxes or News Tax-Related Losses that are allocated to LMC pursuant to Section 2.2, or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by LMC contained in this Agreement.

        7.4    Scope.    The provisions of this Section 7 are intended to be for the benefit of, and shall be enforceable by, each LMC Indemnitee and its successors in interest and each LEI Indemnitee and its successors in interest.

        7.5    Notices of Tax Contests (Other than Third Party Claims).    Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to Taxes for which it is or may be indemnified by such other Company hereunder (other than any Transaction Taxes or News Transaction Taxes which shall be governed by Section 7.8). Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

        7.6    Control of Tax Contests (Other than Third Party Claims).

          (a)    General Rule.    Except as provided in Sections 7.6(b) and 7.8, each Company (or the appropriate member of its Group) shall have full responsibility, control and discretion in handling, defending, settling or contesting any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement.

          (b)    Non-Preparer Participation Rights.    With respect to a Tax Contest (other than with respect to a Third Party Claim) of any Tax Return which could result in a Tax liability for which the Non-Preparer may be liable under this Agreement, (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Preparer shall keep the Non-Preparer updated and informed, and shall consult with the Non-Preparer, (iii) the Preparer shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Preparer shall not settle or compromise such Tax Contest without the prior written consent of the Non-Preparer (which consent shall not be unreasonably withheld) if the settlement or compromise could have a more than de minimis impact on the Non-Preparer or its Affiliates.

        7.7    Cooperation.    The parties shall provide each other with all information relating to a Tax Contest which is needed by the other party or parties to handle, participate in, defend, settle or contest the Tax Contest. At the request of any party, the other parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting party to exercise its rights under this Agreement in respect of a Tax Contest. LEI shall assist LMC, and LMC shall assist LEI, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party or parties shall reimburse the indemnified party or parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.7.

        7.8    Third Party Claims.    Each Company shall promptly give notice to the other Company of any pending or threatened Tax Contest, claim, action, suit, investigation or proceeding brought by a third party relating to (x) any Transaction Taxes or News Transaction Taxes or (y) any Transaction Tax-Related Losses or News Tax-Related Losses for which such Company is or may be indemnified by the other Company under this Section 7 (each, a "Third Party Claim"). Such notice shall contain (i) factual information (to the extent known) describing any asserted Tax liability or other claim in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority or third party relating to the Third Party Claim, and (ii) the amount of the Third Party Claim. Such notice shall be given within a reasonable period of time after notice thereof was received by such Company, but any failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, each Company shall deliver to the other Company such additional information with respect to such Third Party Claim in its possession that the other Company may reasonably request. LMC and LEI will have the right to jointly control the defense, compromise or settlement of any Third Party Claim; provided, however, that with respect to any Third Party Claim arising under the Tax Matters Agreement (or otherwise subject to the indemnification provisions of the Tax Matters Agreement), LEI's rights to jointly control, or otherwise participate in the defense of, such Third Party Claim will be subject to the terms of the Tax Matters Agreement, and LEI acknowledges that it will be limited to those rights that LMC is able, through use of reasonable efforts, to obtain on behalf of LEI under the Tax Matters Agreement. LMC shall use reasonable efforts to provide LEI with the right to jointly control with LMC any Third Party Claim arising under the Tax Matters Agreement (or otherwise subject to the indemnification provisions of the Tax Matters Agreement); provided, however, that LMC shall not be required to relinquish any rights that it has to control the defense, compromise or settlement of any such Third Party Claim (other than to LEI pursuant to the foregoing). LMC hereby agrees to make a partial assignment to LEI of any rights it has under the Tax Matters Agreement to allow LEI to jointly control with LMC and News the defense, compromise or settlement of any Tax Contest relating to a News Transaction Tax for which LEI has any indemnity obligation hereunder. No indemnified Company shall settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim without the prior written consent of the indemnifying Company, which consent may be withheld in the indemnifying Company's sole discretion. No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim without the prior written consent of the indemnified Company, which consent may not be unreasonably withheld or delayed.

        7.9    Other Claims.    In the event any LMC Indemnitee should have a claim against LEI, or any LEI Indemnitee should have a claim against LMC, under this Section 7 that does not involve a third party action, such indemnified Company (or LMC on behalf of all LMC Indemnitees or LEI on behalf of all LEI Indemnitees, as applicable) shall as promptly as practicable notify the indemnifying Company of such claim, describing such claim and the factual basis thereof, the amount of such claim (if known) and the method of computation of such amount, all with reasonable particularity.

        SECTION 8.    General Provisions.

        8.1    Termination.    This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

        8.2    Predecessors or Successors.    Any reference to LMC, LEI, News, DTV, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of LMC, LEI, News, DTV, such Person, or such Subsidiary, respectively.

        8.3    Expenses.    Except as otherwise expressly provided for herein, each party and its Subsidiaries shall bear their own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

        8.4    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

        8.5    Waiver of Jury Trial.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

        8.6    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

          (a)   If to LMC, to:

      Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, Colorado 80112

      Attn: Albert Rosenthaler
      Facsimile: (720) 875-5447

          (b)   If to LEI, to:

      Liberty Entertainment, Inc.
      12300 Liberty Boulevard
      Englewood, Colorado 80112

      Attn: [                                    ]
      Facsimile: [                                    ]

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

        8.7    Counterparts.    This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

        8.8    Binding Effect; Assignment.

          (a)   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that each of LMC and LEI may assign its respective rights, interests, duties, liabilities and obligations under this Agreement to any other member of their Group, but such assignment shall not relieve LMC or LEI, as the assignor, of its liabilities or obligations hereunder.

          (b)   In the event of (i) any sale, assignment, transfer or other disposition of all or substantially all of the assets of LEI (on a consolidated basis) to any person or group, including by means of a stock dividend, stock redemption, spin-off, split-off or similar transaction or event (the Person whose securities are issued in payment therefor or, if no securities are so issued, the Person(s) who hold title to such assets, a "LEI Asset Successor"), in one or a series of related transactions, or (ii) any merger, consolidation, statutory share exchange, conversion of LEI from a corporation to a limited liability company or other legal entity or other business combination or similar transaction affecting LEI, that results in the exchange or conversion of equity securities of LEI for or into equity securities or other consideration (x) consisting of securities issued by the successor or the surviving entity to LEI upon consummation of such transaction (the "LEI Successor Entity") or, if the successor or surviving entity in such transaction is a Subsidiary of a publicly traded or privately held parent company (the "LEI Successor Parent"), securities of the LEI Successor Parent delivered in such transaction, or (y) consisting of cash or other consideration paid or payable by any LEI Successor Entity or LEI Successor Parent (the applicable of the LEI Asset Successor, the LEI Successor Entity and the LEI Successor Parent, the "LEI Successor"), then (i) all references herein to capital stock or other equity interests of LEI shall mean and refer to, for periods (or portions thereof) beginning after the consummation of such transaction, the equivalent securities of or ownership interest in the LEI Successor, as applicable, and (ii) prior to, and as a condition to effecting any such asset transfer or business combination (or in the case of a series of transactions, the first such transaction), the LEI Successor shall have executed and delivered to LMC an instrument, in form and substance reasonably acceptable to LMC, pursuant to which such LEI Successor has agreed, effective upon the consummation of such transaction, to be bound by and perform all of the covenants and agreements made by LEI hereunder and upon such consummation such LEI Successor will be jointly and severally liable with LEI for all of the obligations and liabilities of LEI under this Agreement. The foregoing provisions of this Section 8.8(b) will be applicable to any successor or any parent thereof (as determined in accordance with the foregoing) to any LEI Successor; provided that, effective as of immediately following the Merger Effective Time, the foregoing provisions of this Section 8.8(b) shall cease to apply so long as Holdings has executed a joinder agreement in accordance with Section 6.25 of the Merger Agreement.

        8.9    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

        8.10    Amendments; Waivers.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

        8.11    Effective Date.    This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

        8.12    Change in Law.    Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

        8.13    Authorization, Etc.    Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

        8.14    No Third Party Beneficiaries.    Except as provided in Sections 7.2 and 7.3 of this Agreement, this Agreement is solely for the benefit of LMC, LEI, and their Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any LEI Indemnitees any rights or remedies against LEI hereunder, and this Agreement is not intended to confer upon any LMC Indemnitees any rights or remedies against LMC hereunder.

        8.15    Entire Agreement.    This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

        8.16    No Strict Construction; Interpretation.

          (a)   LMC and LEI each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

          (b)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        8.17    Headings.    The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        8.18    Assignment of Rights under the Tax Matters Agreement.    LMC hereby assigns to LEI all its rights to indemnification and related rights under the Tax Matters Agreement with respect to any liability for Taxes or related Losses (other than News Transaction Taxes or News Tax-Related Losses) that are allocated to LEI hereunder; provided that, if any Third Party Claim is made against any member of the LEI Group with respect to News Transaction Taxes or News Tax-Related Losses, then at LEI's request, LMC shall assert a claim for indemnification against News under the Tax Matters Agreement in respect of such News Transaction Taxes or News Tax-Related Losses to the extent such a claim would not be frivolous, and LEI and LMC shall jointly control the prosecution of such claim under the principles contained in Section 7.8. Any amounts awarded in respect of the claim asserted against News shall be deposited with a third party escrow agent mutually acceptable to LMC and LEI. Following the resolution of the Third Party Claim, the escrow agent shall release to LEI an amount of the proceeds equal to the amount of the indemnification claim that LEI has against LMC hereunder, and the escrow agent shall release the remainder of the proceeds to LMC. LMC shall not amend, modify or terminate the Tax Matters Agreement, or waive any rights thereunder, without the prior written consent of LEI.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

LIBERTY MEDIA CORPORATION
By:
Name:
Title:
LIBERTY ENTERTAINMENT, INC.
By:
Name:
Title:

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  Exhibit 10.7
TABLE OF CONTENTS
TAX SHARING AGREEMENT